NR07-16

September 7, 2007

Cardero Grants Stock Options

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, AMEX: CDY, Frankfurt: CR5) announces that, pursuant to its 2002 Incentive Stock Option Plan, it has granted incentive stock options to directors, officers, consultants and employees to purchase up to 900,000 common shares at a price of $1.47 for a period of two years, expiring on September 7, 2009.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

(signed) “Hendrik Van Alphen, President”

Hendrik Van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone – Toll Free:  1-888-770-7488 / (604) 408-7488 / Fax: (604) 408-7499

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.